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                                                      EXHIBIT N-1



                         FORM OF NOTICE


     New England Energy Incorporated (NEEI), 25 Research Drive, Westborough, Massachusetts 01582, a fuel supply subsidiary of New England Electric System, a registered holding company, has filed a Post-effective Amendment to the application/declaration in this proceeding with this Commission pursuant to Section 6(a), 7, 9(a), and 10 of the Public Utility Holding Company Act of 1935
(Act) and Rule 50 thereunder.

     By order dated August 16, 1984, (HCAR No. 23397), NEEI was authorized to enter into interest payment exchange contracts with one or more parties, on or before December 31, 1985, covering a total notional amount of up to $150 million for a term or terms ranging between three and seven years. By orders dated December 17, 1987, December 29, 1989, September 19, 1991, and December 1, 1993 (HCARs Nos. 24531, 25015, 25378, and 25935), this authority was extended through December 31, 1995 and the total notional amount increased to $200 million. NEEI now seeks to further extend this authorization through December 31, 1998 and reduce the total notional amount.